Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS 4th QUARTER RESULTS

Sunbury, PA (March 9, 2017) - Weis Markets, Inc. (NYSE:WMK) today reported its fourth quarter and year-end results for fiscal 2016.

Adjusting for the extra week in 2016, the Company's fourth quarter sales increased 17.6 percent while comparable store sales were up 3.4 percent. Excluding a one-time gain, the Company's non-GAAP net income increased 4.1 percent to $17.3 million while earnings per share totaled $0.64.

"In 2016, we acquired and converted 44 stores in 96 days and generated more than $3 billion in sales for the first time in our 104 year history," said Jonathan Weis, Weis Markets Chairman and Chief Executive Officer. "We continued to improve every aspect of our operations in 2016, including supply chain, merchandising and in-store experience, which resulted in a year of strong sales and earnings growth."

During the fourteen-week period ended December 31, 2016, the Company's fourth quarter sales increased 26.0 percent to $925.1 million compared to $734.1 million for the thirteen-week period ended December 26, 2015. In the fourth quarter, the Company generated $1.52 earnings per share compared to $0.61 per share in 2015. Fourth quarter net income increased 148.2 percent to $41.1 million. During the period, the Company recognized a one-time gain of $23.9 million on the purchase of the 38 Food Lion, LLC stores.

Fourth quarter operating income increased 4.9 percent to $27.0 million compared to the same period in 2015.

2016 Year-to-Date Results

Adjusting for the extra week, the Company's 2016 sales increased 6.9 percent while comparable store sales increased 2.9 percent. Excluding the one-time gain, the Company's non-GAAP 2016 net income totaled $63.3 million, up 6.7 percent while adjusted earnings per share totaled $2.35.

For the 53-week period ended December 31, 2016, the Company's sales increased 9.0 percent to $3.1 billion compared to $2.9 billion for the 52-week period in 2015. Year-to-date net income increased 46.9 percent to $87.2 million, while earnings per share increased 46.6 percent to $3.24 compared to $2.21 in 2015. Year-to-date operating income increased 8.3 percent to $98.3 million.

The Company attributes its comparable sales and net income increases in 2016 to continuing price investments, disciplined sales promotions, an enhanced customer experience and improved supply chain efficiencies. It also benefited from strong increases in its pharmacy and fresh department sales.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 204 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter - 2016
(Unaudited)

	14 Week	13 Week
	Period Ended	Period Ended	Increase
	December 31, 2016	December 26, 2015	(Decrease)
Net Sales	$925,097,000	$734,063,000	26.0%
Gain on Bargain Purchase	23,879,000	---	100.0%
Income Before Income Taxes	51,386,000	26,624,000	93.0%
Provision for Income Taxes	10,246,000	10,049,000	2.0%
Net Income	$41,140,000	$16,575,000	148.2%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.52	$0.61	$0.91

	53 Week	52 Week
	Period Ended	Period Ended	Increase
	December 31, 2016	December 26, 2015	(Decrease)
Net Sales	$3,136,720,000	$2,876,748,000	9.0%
Gain on Bargain Purchase	23,879,000	---	100.0%
Income Before Income Taxes	124,661,000	92,331,000	35.0%
Provision for Income Taxes	37,499,000	33,001,000	13.6%
Net Income	$87,162,000	$59,330,000	46.9%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$3.24	$2.21	$1.03